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Exhibit 99.(a)(5)(iii)

(a)(5)(iii)    Proxy Form for the Special General Meeting to be held on March 4, 2005.

Exhibit 99(a)(5)(iii)

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED
(a joint stock limited company incorporated in the People's Republic of China (the "PRC") with limited liability)
(Stock Code: 0325)

Proxy Form for the Special General Meeting to be held on 4 March 2005

I/We
of
am/are the shareholder(s) of Sinopec Beijing Yanhua Petrochemical Company Limited (the "Company"), holding
H Shares/domestic shares. I/We hereby

appoint
of
as my/our proxy/proxies. In the absence of proxy/proxies, I/We hereby appoint the chairman of the Special General Meeting ("Meeting") as my/our proxy/proxies (please delete where appropriate) for H Shares/domestic shares which I/we hold in the share capital of the Company to attend and vote at the Meeting to be held at Beijing Yanhua Hotel, No. 4 Yanshan Yingfeng, Zhong Lu, Fangshan District, Beijing, The People's Republic of China at 9:30 a.m. on Friday, 4 March 2005 or at any adjournment thereof. The proxy/proxies is/are authorised to vote on the resolutions according to the following instructions. In the absence of instructions, the proxy/proxies shall vote for or against the resolutions or abstain at their discretion.

Special Resolution	For	Against	Abstention
To consider and approve, among others, the merger agreement and the related amendment agreement, the execution of the merger agreement and the related amendment agreement and the transactions contemplated therein.
For details of the Special Resolution, please refer to the Special Resolution in the Notice of Special General Meeting of the Company issued by the Company on 17 January 2005.

Date:	2005	Signature:

Notes:

(A)
Holders of the Company's overseas listed foreign invested shares (in the form of H Shares) whose names appear on the Register of Members of the Company at close of business on Tuesday, 1 February 2005 are entitled to attend the Meeting upon presentation of their passports or other identity papers documenting their authorization.

(B)
According to the Company's Articles of Association, the register of members of the Company will be closed 30 days before the date of the Meeting; therefore, such register will be closed from 2 February 2005 to 4 March 2005 (both days inclusive), during which time no H share transfer will be affected.

(C)
Each shareholder who has the right to attend and vote at the Meeting is entitled to appoint one or more proxies, whether they are members or not to attend and vote on his behalf at the Meeting.

(D)
A proxy of a shareholder who has appointed more than one proxy may only vote on a poll.

(E)
The instrument appointing a proxy must be in writing under the hand of the appointor or his attorney. If that instrument is signed by an attorney of the appointor, the power of attorney must be notarially certified. To be valid, the notarially certified power of attorney and the form of proxy must be delivered to Hong Kong Registrars Limited on 46th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong not less than 24 hours before the time appointed for the holding of the Meeting.

(F)
Shareholders intending to attend the Meeting should return the reply slip for attending the Meeting to Hong Kong Registrars Limited on 46th Floor, Hopewell Centre, 183 Queen's Road

  East, Wanchai, Hong Kong before Saturday, 12 February 2005 personally or by mail, cable or facsimile.

(G)
Shareholders attending the Meeting are responsible for their own transportation and accommodation expenses.

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  Exhibit 99.(a)(5)(iii)